UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Silicon Graphics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule, or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 13, 2008

The Annual Meeting of Stockholders of Silicon Graphics, Inc. will be held on Thursday, November 13, 2008, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP at 3175 Hanover Street, Palo Alto California, for the following purposes:

1. To elect Anthony Grillo and Joanne O. Isham as Class II directors of the Company to hold office until the 2011 Annual Meeting of Stockholders.

2. To conduct any other business that may properly come before the meeting.

The Proxy Statement accompanying this Notice describes these matters more fully.

The record date for notice and voting was September 25, 2008. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

We invite all stockholders to attend the meeting in person. Since seating is limited, please request a ticket by emailing us at annualmeeting@sgi.com or by contacting the Corporate Secretary at (650) 960-1980 or 1140 East Arques Avenue, Sunnyvale, California 94085.

Even if you plan to attend, please vote your shares as soon as possible. You may vote by telephone, on the Internet, or by signing and returning the proxy card in the enclosed envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

/s/ Barry J. Weinert

Barry J. Weinert

Vice President, General Counsel

and Corporate Secretary

Sunnyvale, California

October 17, 2008

Silicon Graphics, Inc,

1140 East Arques Avenue

Sunnyvale, California 94085

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General Information Concerning the Annual Meeting

You are receiving this Notice of Annual Meeting and Proxy Statement because you are a stockholder of Silicon Graphics, Inc. (“SGI,” “we,” “our,” or the “Company”). You are invited to attend the 2008 Annual Meeting of Stockholders on November 13, 2008, at 8:00 a.m., Pacific time at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California. Since seating is limited, please request a ticket by emailing us at annualmeeting@sgi.com or by contacting the Corporate Secretary at (650) 960-1980 or 1140 East Arques Avenue, Sunnyvale, California 94085. Please see Directions to the Annual Meeting of Stockholders for further information.

Our Board of Directors (the “Board”) is sending you these proxy materials in connection with our solicitation of proxies to be voted at our Annual Meeting and at any postponement or adjournment of our Annual Meeting. We intend to mail these proxy solicitation materials on or about October 17, 2008, to all stockholders of record entitled to vote at the meeting. Any correspondence concerning the Annual Meeting may be sent to Mr. Barry Weinert, Vice President, General Counsel and Corporate Secretary at our principal address set forth above.

Appointment of Proxy Holders

Your vote is very important. For this reason, our Board is requesting that you permit your shares of common stock to be represented at our Annual Meeting by the proxies named on the enclosed proxy card. You make this appointment by submitting the enclosed proxy form or using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In absence of directions from you, they will vote your shares as recommended by the Board. Unless you otherwise indicate on the proxy form or through another voting method, you also authorize the proxy holders to vote your shares on any matters that are not known by the Board at the time this Proxy Statement was printed and that, under our bylaws, may be properly presented for action at the Annual Meeting.

Who May Vote at the Annual Meeting

You may vote your shares if you were a stockholder of record at the close of business on September 25, 2008 (the “Record Date”). As of the Record Date, 11,606,789 shares of our common stock were outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote.

Votes Needed to Hold the Meeting

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting by the stockholders attending in person and by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

Voting Methods

If you are a stockholder of record (you own shares in your own name), you can vote by telephone, on the Internet or by mail. If you are a street name stockholder (you own shares in the name of a bank,

broker, or other holder of record), you should refer to the proxy form or the information you receive from the record holder to see the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy form. Telephone and Internet voting will be available 24 hours a day and will close at the time listed on your proxy form.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on the proxy form or mailed with your proxy materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet by following the instructions on the proxy form or included in the proxy materials. As with telephone voting, you can confirm that your instructions have been properly recorded.

Voting by Mail. You may vote by proxy by signing, dating, and returning your proxy forms in the pre-addressed, postage-paid envelope provided.

Voting at the Annual Meeting. The method by which you vote your proxy form will not limit your right to vote at the Annual Meeting if you decide to attend in person. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Changing Your Vote

Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Corporate Secretary at our principal offices a written notice of revocation or a duly executed proxy bearing a later date, or by voting at a later time by telephone or the Internet, or by attending the meeting and voting in person.

Issues to be Voted on at the Annual Meeting

In this Proxy Statement, you are asked to vote on the election of Anthony Grillo and Joanne O. Isham as directors. Our Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

Counting the Vote

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Broker Non-Vote

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters.

Method and Cost of Proxy Solicitation

We do not anticipate retaining the services of a proxy solicitor this year and we will pay the entire cost of soliciting proxies. Our employees may solicit your proxy voting instructions without additional compensation. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) and our Transfer Agent, Computershare Investor Services (“Computershare”), to assist in distributing these proxy materials. Computershare will serve as the proxy tabulator.

We will also reimburse brokerage firms, banks, and other holders of record for reasonable out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See Receiving Future Proxy Materials on the Internet for information on how you can help reduce printing and mailing costs.

Householding

Brokers with account holders who are SGI stockholders will be “householding” our proxy materials. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Proxy Statement and accompanying materials, unless we have received contrary instructions, but will continue to receive separate proxy forms. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. This procedure reduces printing and mailing costs.

If you prefer to receive separate sets of proxy materials for our Annual Meeting, we will promptly deliver them to you if you request it by writing to our Corporate Secretary at our principal offices. If you wish to receive separate proxy materials in the future, you may telephone Broadridge toll-free at 1-800-542-1061 and request a separate mailing of materials.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their proxy and other materials should contact their broker.

2009 Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than June 19, 2009, in order to be included in the proxy materials for that meeting.

If you intend to present a proposal at our 2009 Annual Meeting, but you do not intend to have it included in our 2009 Proxy Statement, notice must be received by our Corporate Secretary no earlier than the close of business on July 16, 2009, and no later than the close of business on August 15, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available at www.sgi.com under the Investors and then Corporate Governance sections.

Receiving Future Proxy Materials on the Internet

The Notice of Annual Meeting and Proxy Statement and our Annual Report for the fiscal year ended June 27, 2008, are available on our Web site at www.sgi.com under the Investors and then Annual Report sections.

Instead of receiving paper copies of the Proxy Statement and accompanying materials in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Opting to receive your proxy materials online conserves natural resources and will save us the cost of printing and mailing documents to you and also gives you an electronic link to the proxy voting site.

If you are a stockholder of record, you may enroll in electronic delivery by following the instructions on the proxy card provided by Computershare. You may revoke your electronic delivery election at any time and request a paper copy of our Proxy Statement and Annual Report.

If you are a street name stockholder, you may also have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please contact your broker or bank for more information on electronic delivery of your proxy materials.

Proposal 1—Election of Two Directors

We have five directors serving on our Board. The directors are divided into three classes and they serve staggered three-year terms. The Class II directors, Anthony Grillo and Joanne O. Isham, are being nominated for re-election this year for a three-year term expiring at the 2011 Annual Meeting. The Board has nominated these individuals for election to the Board at the recommendation of the Corporate Governance and Nominating Committee. Following the Annual Meeting, at which two Class II directors are to be elected, the Board will consist of two directors in Class I, two in Class II, and one in Class III. The current Class I directors’ terms expire at the 2010 Annual Meeting and the current Class III director’s term expires at the 2009 Annual Meeting. We encourage nominees for director to attend the Annual Meeting.

Directors and Nominees for Director

Unless otherwise instructed, the proxy holders will vote for the nominees named below. Each of the nominees has consented to serve another term as a director if re-elected. In the unexpected event that any nominee becomes unavailable or declines to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy or allow the vacancies to remain open until a suitable candidate or candidates are located. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may vote your shares.

Name	Class	Age	Principal Occupation	Director Since

Nominees for election for a three-year term expiring at the 2011 Annual Meeting
Anthony Grillo	II	53	Founder and Chief Executive Officer, American Securities Opportunity Fund, LP	2006
Joanne O. Isham	II	52	Senior Vice President, L-1 Identity Solutions	2007

Director continuing in office until the 2009 Annual Meeting
Eugene I. Davis	III	53	Chairman and Chief Executive Officer, Pirinate Consulting Group, L.L.C.	2006

Directors continuing in office until the 2010 Annual Meeting
Robert H. Ewald	I	60	Chief Executive Officer, Silicon Graphics, Inc.	2007
James A. McDivitt	I	79	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among our directors or executive officers.

Class I Directors

Robert H. Ewald was named our Chief Executive Officer (“CEO”) and appointed as a member of our Board in April 2007. From June 2005 to April 2007, Mr. Ewald served as the Chairman and Chief Executive Officer of Linux Networx, a Linux-based networking company. Mr. Ewald served as Executive Vice President and President of Human Resource Solutions of Ceridian Corporation from July 2003 to January 2005. He also served as a director of Ceridian Corporation from March 2001 to January 2005. From October 2002 to 2003, Mr. Ewald was the Chairman and Chief Executive Officer of Scale Eight, Inc., a high-performance network clustered storage company. From March 1999 to October 2002, he served as President and Chief Executive Officer of E-Stamp Corporation, an internet postage company, and as the Executive Chairman of its successor company, Learn2 Corporation. From October 1997 to July 1998, Mr. Ewald was the Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc.

James A. McDivitt became a director of the Company in 1987, and continued as a director through and after the Company’s reorganization. Prior to his retirement in March 1995, he was the Senior Vice President, Government Operations and International, of Rockwell International Corporation. He has also held executive positions with Consumers Power Company and Pullman, Inc. Mr. McDivitt was selected as an astronaut by NASA in September of 1962. He was the command pilot for the Gemini 4 mission in 1965 and the Commander of the Apollo 9 mission in 1969. He then served as a Program Manager for many Apollo missions until 1972, when he retired from the U.S. Air Force, with the rank of Brigadier General, and from NASA. Mr. McDivitt also serves as a director of Applied Energetics, Inc.

Class II Directors

Anthony Grillo became a director of the Company in October 2006 and our Chairman in August 2008. Since 2005, Mr. Grillo has served as the Chief Executive Officer of American Securities Opportunity Fund, LP, which he founded and which focuses on providing advisory services to and making investments in companies in transition. From January 2005 through September 2005, Mr. Grillo served as Chief Executive Officer of CricketHill Associates, LLC, a boutique advisory firm providing financial advisory services to distressed companies. From March 2001 through December 2004, Mr. Grillo served as the Senior Managing Director of Evercore Partners, an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. From 1999 through March 2001, Mr. Grillo was a Senior Managing Director of JLL Partners, a private equity investment firm. Mr. Grillo is also a director and the Chairman of the Audit Committee of Littelfuse, Inc.

Joanne O. Isham became a director of the Company in January 2007. Since April 2008, Ms. Isham has been the Senior Vice President for Washington Operations for L-1 Identity Solutions. From July 2007 to April 2008, she was the Chief Operating Officer of High Performance Technologies, Inc. Prior to assuming this role, Ms. Isham was the Vice President/Deputy General Manager of Network Systems at BAE Systems (“BAE”). In that capacity, she was directly responsible for identifying strategic opportunities for new mission focus within the intelligence community, Department of Defense and the Department of Homeland Security. Before joining BAE, Ms. Isham was a member of the Senior Intelligence Service and a career officer at the Central Intelligence Agency (“CIA”). From September 2001 until her retirement, she served as Deputy Director of the National Geospatial-Intelligence Agency. Immediately prior to that assignment, she served as the Deputy Director of Science and Technology at the CIA. In that position, she was the principal executive overseeing the CIA’s scientific and technical program with particular responsibility for clandestine technical activities and CIA-wide research and development. Ms. Isham held several other senior management positions in the CIA and other organizations in the intelligence community. Ms. Isham is also a member of the Board of Directors of Advanced Analytics, Inc. and The Sanborn Map Company.

Class III Director

Eugene I. Davis became a director of the Company in October 2006. He is the founder and Chairman of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management, liquidation and sales management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests, and strategic planning advisory services for public and private business entities, and has held this position since 1989. Mr. Davis serves on the Board of Directors of Atari, Inc.; Knology, Inc.; Haights Cross Communications, Inc.; Solutia Inc.; Foamex International, Inc.; Viskase Companies, Inc.; Pilant Corporation; Atlas Air Worldwide; Medicor Ltd.; American Commercial Lines, Inc.; and Delta Air Lines, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN

FAVOR OF EACH NAMED NOMINEE.

Information Regarding Operations of the Board of Directors and Corporate Governance

Board Membership

During the fiscal year ended June 27, 2008, the members of our Board were Eugene I. Davis, Robert H. Ewald, Anthony Grillo, Kevin D. Katari, James A. McDivitt, Joanne O. Isham and Chun Won Yi. Mr. Katari served as Chairman of the Board. Mr. Katari resigned from the Board and Corporate Governance and Nominating Committee effective August 27, 2008. Mr. Yi resigned from the Board effective August 26, 2008. Mr. Yi also served on the Corporate Governance and Nominating Committee. Mr. Grillo became our Chairman on August 28, 2008.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Robert Ewald, all members of our Board are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors, other than Mr. Ewald, had a material or other disqualifying relationship with the Company. Mr. Ewald, our CEO, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board and its committees meet throughout the year on a regular schedule and hold special meetings or act by written consent as needed. During fiscal year 2008, the Board held 16 meetings either in person or by telephone. Many regularly scheduled meetings of the Board include a separate executive session for the non-management members of the Board. All directors attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which they served, held during the period for which they were directors and committee members, respectively. Last year, six of the seven directors attended the 2007 Annual Meeting.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation and Human Resources Committee (the “Compensation Committee”) and a Corporate Governance and Nominating Committee (the “Governance Committee”). The following table provides membership information for fiscal year 2008 for each of the Board committees:

Name	Audit		Compensation and Human Resources		Corporate Governance and Nominating
Eugene I. Davis	x	*	x
Robert H. Ewald
Anthony Grillo	x		x	*
Joanne O. Isham			x		x
Kevin D. Katari					x
James A. McDivitt	x		x
Chun Won Yi					x	*

*	Committee Chairperson

With the resignation of Mr. Katari in August 2008, Mr. Grillo became our Chairman and Ms. Isham became the Chairperson of the Compensation Committee on August 28, 2008. Messrs. Katari and Yi both served on the Governance Committee. On September 3, 2008, Mr. McDivitt joined and Ms. Isham became the Chairperson of the Governance Committee. On October 6, 2008 each of the independent directors was appointed or reappointed to the Audit Committee, Compensation Committee and Governance Committee with Mr. Davis remaining the Chairperson of the Audit Committee, Ms. Isham remaining the Chairperson of the Compensation Committee and Mr. McDivitt becoming the Chairperson of the Governance Committee. The Board periodically reviews its standing committees, the committee charters, and the appointment of directors to serve on standing committees. The Board has determined that all members of these committees are independent directors within the meaning of the rules and regulations of NASDAQ. Each of our standing committees operates under a written charter adopted by the Board, and each committee’s charter is available on our Web site at www.sgi.com under the Investors and then Corporate Governance sections. Below is a description of each standing committee of the Board.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing related disclosures set forth in our periodic reports filed with the Securities and Exchange Commission (“SEC”). In fiscal year 2008, the Audit Committee was composed of three directors: Messrs. Davis (Chair), Grillo and McDivitt. On October 6, 2008, Ms. Isham joined Messrs. Davis, Grillo and McDivitt on the Audit Committee and Mr. Davis remained the Chairperson. The Audit Committee met eight times during fiscal year 2008.

The Board has also determined that Mr. Davis qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board made an assessment of Mr. Davis’ qualifications based on a number of factors including his level of knowledge and extensive financial experience.

Independent Public Accountants

KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for fiscal year 2008. On September 25, 2008, the Company dismissed KPMG as the Company’s independent registered public accounting firm and engaged McGladrey & Pullen LLP (“McGladrey”) as its new independent registered public accounting firm, for fiscal year 2009, subject to final completion of McGladrey’s client acceptance procedures. As described below, the change in independent registered public accounting firms is not the result of any disagreement with KPMG.

Previous Independent Accountants

On September 25, 2008, the Company dismissed KPMG as its independent registered public accounting firm. The audit reports of KPMG on the consolidated financial statements as of and for the fiscal year ended June 27, 2008 and for the nine months ended June 29, 2007 (Successor Company) and the three months ended September 29, 2006 (Predecessor Company) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the reference to the adoption of fresh-start reporting as detailed below:

•

KPMG’s report on the consolidated financial statements as of and for the fiscal year ended June 27, 2008 and for the nine months ended June 29, 2007 (Successor Company) and the three months ended September 29, 2006 (Predecessor Company), contained a separate paragraph stating that “As discussed in Note 24 to the consolidated financial statements, on September 19, 2006, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Plan of Reorganization (the Plan). The Confirmation Order became a final order on September 29, 2006 and the Company emerged from Chapter 11 on October 17, 2006. In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code as of September 29, 2006 as further described in Note 3 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of June 27, 2008 and June 29, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of June 29, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria. Such material weakness was related to the accounting for income taxes.

In connection with their audits for the fiscal year ended June 27, 2008 and for the nine months ended June 29, 2007 and the three months ended September 29, 2006 and in the subsequent interim periods, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their reports on financial statements for such years.

During the fiscal year ended June 27, 2008, the nine months ended June 29, 2007 and the three months ended September 29, 2006 and in the subsequent interim periods, there have been no reportable events, except that KPMG advised the Company of a material weakness related to the accounting for income taxes that existed at June 29, 2007 as detailed above.

On September 24, 2008, the Company’s Audit Committee approved the change of independent accountants. A confirming letter from KPMG was attached to our Current Report on Form 8-K filed with the SEC on October 1, 2008.

New Independent Accountants

On September 25, 2008, the Company engaged McGladrey as the Company’s independent registered public accounting firm, subject to final completion of McGladrey’s client acceptance procedures, for the fiscal year ending June 26, 2009, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with, and including, the quarter ended September 26, 2008. The Audit Committee made the decision to engage McGladrey. The Company has not consulted with McGladrey during its two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

In deciding to select McGladrey, the Audit Committee considered McGladrey’s experience and expertise in auditing the financial statements of public companies. The Audit Committee concluded that McGladrey has no commercial relationship that would impair its independence and had the appropriate expertise that the Company required regarding its current operations.

Auditor Attendance at the Annual Meeting

Representatives from McGaldrey will attend the Annual Meeting, where they will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions. KPMG will not be attending the Annual Meeting.

Fees Paid to Independent Registered Public Accountants

The aggregate fees billed by KPMG for professional services provided for fiscal years 2008 and 2007 were as follows:

	Fiscal Year Ended
	June 27, 2008	June 29, 2007
Audit Fees: (1)	$3,510,104	$5,109,000
Audit-Related Fees: (2)	2,487	2,000
Tax Fees: (3)	86,827	—
All Other Fees: (4)	60,000	—

Total	$3,659,418	$5,111,000

(1)	Represents fees for professional services rendered in connection with the audit of the annual financial statements, the review of the quarterly financial statements, advice on accounting matters that arose during the audit, services associated with SEC registration statements, and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Fiscal year 2008 fees of $2,487 cover a special audit of a government-funded research product produced by the Spanish subsidiary. Fiscal year 2007 fees of $2,000 relate to the same project in Spain the previous year.

(3)	Represents fees for international and U.S. tax planning and compliance services as well as consultation and assistance surrounding matters with various income and sales tax authorities. Fiscal year 2008 fees of $80,000 cover a transfer pricing planning study for the U.S., and $6,827 represent tax advisory services performed for the Canadian subsidiary.

(4)	Represents fees for services provided in connection with other miscellaneous items not otherwise included in the categories above. Fiscal year 2008 fees of $60,000 reflect work on a voluntary disclosure for the Canadian subsidiary.

Audit Committee Pre-Approval Policies and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our independent registered public accounting firm. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 27, 2008, with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008.

Mr. Anthony Grillo

Mr. Eugene I. Davis

Mr. James A. McDivitt

Compensation and Human Resources Committee

In fiscal year 2008, the Compensation Committee was composed of four directors: Messrs. Grillo (Chair), Davis, and McDivitt and Ms. Isham. On August 28, Ms. Isham was appointed the Chairperson of the Compensation Committee. On October 6, 2008, Ms. Isham and Messrs. Davis, Grillo and McDivitt were reappointed to the Compensation Committee and Ms. Isham remained the Chairperson. The Compensation Committee met thirteen times during fiscal year 2008. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s Web site at www.sgi.com under the Investors and then Corporate Governance sections.

The Compensation Committee of the Board acts on behalf of the Board to review, approve, and oversee the Company’s compensation strategy, policies, plans and programs, including the following:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors, and other senior management and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and the other executive officers and directors;

•	administration of our equity compensation plans and other similar plans and programs; and

•	review of the Compensation Discussion and Analysis with management and consideration of whether to recommend that it be included in the Proxy Statements and other filings.

Compensation and Human Resources Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the most senior Human Resources officer with approval of the CEO and the Chair of the Compensation Committee. Agenda items may also be added directly by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, members of the Board, various members of management and other employees, and outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information and advice, or otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants it full access to our books, records, facilities, and personnel as well as the authority to obtain, at our expense, advice and assistance from internal and external compensation, legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In fiscal year 2008, the Compensation Committee continued to retain the services of Frederic W. Cook & Co., Inc. as a compensation consultant (the “Compensation Consultant”). During this time, the Compensation Consultant:

•	monitored the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals,

•

assisted in developing and implementing a director and executive officer compensation program that supports our strategies, completed an annual review of director and executive pay competitiveness, advised on establishing an appropriate pay program and reviewed all compensation packages for new executives;

•	assisted with the design of our Annual Variable Incentive Plan, ensuring a bonus program that aligns the pay of executives and key employees with achievement of financial objectives;

•	provided research, including market practice data, and advice on matters related to severance and change-in-control provisions for certain officers and the CEO;

•	advised on the utilization of equity as a component of compensation for the directors, certain officers and other key employees;

•	completed an analysis of our equity programs, as well as their effectiveness in meeting Company objectives, and presented conclusions to the Compensation Committee; and

•	provided consultation to internal Human Resources staff and the Compensation Committee, as requested from time to time.

Some of these services continued into fiscal year 2009.

Historically, the Compensation Committee has reviewed and approved adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the CEO, the Compensation Committee considers evaluations and recommendations submitted to the Compensation Committee by the CEO. In the case of the CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, for all executives and directors as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Consultant. These recommendations may include analyses of executive and director compensation paid at other companies identified by the Compensation Consultant. The Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, and plans or approaches to compensation. At various meetings throughout the year, the Compensation Committee approves new-hire and other equity grants. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2008 are described in detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation and Human Resources Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2008 were Messrs. Grillo, Davis and McDivitt and Ms. Isham. Each committee member was a non-employee director. During fiscal 2008, no interlocking relationships existed between the Board and the Compensation Committee and the board of directors or compensation committee of another company.

Compensation and Human Resources Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 27, 2008.

Mr. Anthony Grillo

Mr. Eugene I. Davis

Mr. James A. McDivitt

Ms. Joanne O. Isham

Corporate Governance and Nominating Committee

The Governance Committee of the Board is responsible for identifying, reviewing, and evaluating candidates to serve as directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. In fiscal year 2008, the Governance Committee was composed of three directors: Messrs. Yi (Chair) and Katari and Ms. Isham. The Governance Committee met four times during the fiscal year 2008. With the resignations of Messrs. Katari and Yi in August 2008, Mr. McDivitt joined the Governance Committee and Ms. Isham became the Chairperson of the Governance Committee on September 3, 2008. On October 6, 2008, Messrs. Davis and Grillo joined Ms. Isham and Mr. McDivitt on the Governance Committee and Mr. McDivitt became the Chairperson.

The Governance Committee believes that candidates for director should have, at a minimum, certain qualifications, including being able to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the our stockholders. However, the Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements, and the long-term interests of stockholders. In conducting this assessment, the Governance Committee considers diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations, and the advice of counsel if necessary. The Governance Committee then uses its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

While we have not adopted a formal written policy relating to stockholder director nominations, we have standard procedures whereby candidates for director suggested by stockholders will be considered by the Governance Committee. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. Such suggestions should include the candidate’s name and qualifications and may be submitted in writing to our Corporate Secretary at our principal address. In addition, nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our Bylaws.

The Governance Committee uses a consultant, Lonergan Partners, to assist them in identifying and evaluating director candidates.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics encompasses our “code of ethics” and is applicable to our CEO, principal financial officer, and principal accounting officer and controller. The Code of Business Conduct and Ethics is available on our Web site at www.sgi.com under the Investors and then Corporate Governance sections. You may also request a copy of the Code of Business Conduct and Ethics, free of charge, by writing to our Corporate Secretary at our principal address. We intend to make any required disclosures regarding amendments to or waivers granted to any of our directors or executive officers under the Code of Business Conduct and Ethics on our Web site.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines. These guidelines govern, among other things, Board member qualifications, responsibilities, compensation, education, management succession, and committee composition and charters as well as Board self-evaluation. The corporate governance guidelines are available on our Web site at www.sgi.com under the Investors and then Corporate Governance sections.

Contacting the Board of Directors

The Board provides a process by which stockholders may communicate with the Board. Stockholders may communicate with the Board at any time by writing to our Corporate Secretary at our principal address or by sending an email to the Board at boardcommunication@sgi.com. All concerns will be received and processed by our Corporate Secretary as further described on our Web site at www.sgi.com under the Investors and then Corporate Governance sections. Concerns relating to our accounting, internal accounting controls, or auditing matters will be referred to the Audit Committee.

Transactions with Related Persons

Review, Approval or Ratification of Transactions with Related Persons

We require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Business Conduct and Ethics, be reviewed and approved or ratified by a majority of our independent, disinterested directors. We have not adopted procedures for review, or standards for approval, of these transactions but instead review such transactions on a case by case basis. We require that all compensation-related matters be recommended for Board approval by the Compensation Committee and that any waiver of our Code of Business Conduct and Ethics be reviewed and approved by the Governance Committee and be reported under applicable SEC rules.

Certain Relationships and Transactions with Related Persons

Background Information. On May 8, 2006, the Company and certain of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of title 11, United States Code, in the United States Bankruptcy Court for the Southern District of New York (Case Nos. 06-10977 (BRL) through 06-10990 (BRL)). On September 19, 2006, the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, (the “Plan”) was confirmed by the Court, and on October 17, 2006 (the “Effective Date”), the Plan became effective under the Bankruptcy Code and we emerged from the bankruptcy process.

Watershed Asset Management L.L.C. Watershed Asset Management L.L.C. (“Watershed LLC”) owns more than 10% of our outstanding common stock. Mr. Katari is a Managing Member of Watershed LLC and its affiliate WS Partners L.L.C. and was also the Chairman of our Board from October 2006 until his resignation as a director and as Chairman in August 2008. Affiliates of Watershed LLC are lenders under our Senior Secured Credit Agreement, dated as of October 17, 2006 (the “Credit Agreement”). As such, affiliates of Watershed LLC received a pro rata share of fees paid to the lenders at the closing of the original $85 million loan in October 2006 and also at the execution of the Third Amendment to our term loan agreement in February 2008. Affiliates of Watershed LLC also receive a pro rata share of interest payments we make for amounts borrowed under the Credit Agreement. We owed affiliates of Watershed LLC $32.0 million and $22.5 million under the term portion of the loan at June 27, 2008 and June 29, 2007, respectively. Interest payable to affiliates of Watershed LLC was $78,000 and $0.6 million at June 27, 2008 and June 29, 2007, respectively.

In September 2007, the lenders under our original $85 million term loan, including affiliates of Watershed LLC, purchased and assumed the position of General Electric Capital Corporation (“GE”) under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, affiliates of Watershed LLC received a fee for becoming revolver lenders and receive a pro rata share of interest payments on amounts we borrow under the line of credit. As of June 27, 2008, affiliates of Watershed LLC had an $8.5 million commitment under our $20 million line of credit. We had no outstanding borrowings under the line of credit at June 27, 2008 and June 29, 2007 and interest payable on the line of credit was immaterial on both dates.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and affiliates of Watershed LLC received a pro rata portion of that fee. In addition, in

August 2008, we paid a fee to all lenders under the credit facility, including affiliates of Watershed LLC, to amend the agreement and obtain certain waivers, which fee was paid-in-kind and will be due on the maturity date of the credit facility.

As part of the Reorganization, we entered into the Liquidating Trust Agreement in October 2006 (the “Liquidating Trust Agreement”) with a trustee to establish a liquidating trust (the “Liquidating Trust”) with respect to certain assets, including litigation claims, to be transferred to the Liquidating Trust from the Debtors’ Chapter 11 estate. Affiliates of Watershed LLC are beneficial holders of interests in the Liquidating Trust and are a member of the Trust Advisory Board. Prior to the Effective Date, affiliates of Watershed LLC also received a pro rata portion of the backstop fees paid in connection with certain Backstop Commitment Agreements, dated July 31, 2006 (the “Backstop Commitment Agreements”).

In addition, affiliates of Watershed LLC are parties to an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 28, 2008. This agreement amended and restated the original Registration Rights Agreement dated as of October 17, 2006 entered into by and among us and certain of our stockholders in connection with and as contemplated by the Plan pursuant to which such stockholders are entitled to receive certain registration rights.

The Registration Rights Agreement requires us to file registration statements with the SEC, and effect offerings of shares of our common stock held by the parties to the Registration Rights Agreement pursuant to such registration statements, under certain circumstances. It also contains a liquidated damages clause requiring us to pay certain amounts if (a) there is a failure to file a required registration statement, or effect a “takedown” from a required shelf registration statement, within a prescribed time period, (b) a required registration statement is not declared effective by the SEC within a prescribed time period, or (c) a required registration statement ceases to be effective and available for a prescribed period of time.

Monarch Alternative Capital LP. Monarch Alternative Capital LP (“Monarch”) (formerly Quadrangle Debt Recovery Advisors LP (“QDRA”)) owns more than 10% of our outstanding common stock, and Mr. Chun Won Yi, a representative of Monarch, served on our Board from October 2006 until August 2008. Monarch assumed the position of Quadrangle Master Fund Ltd, an affiliate of QDRA, in our term loan. As such, Monarch received a pro rata share of fees paid to the lenders at the closing of the original $85 million loan in October 2006 and also at the execution of the Third Amendment to our term loan agreement in February 2008. Monarch also receives a pro rata share of interest payments we make for amounts borrowed under the loan. We owed Monarch $32.0 million and $22.5 million under the term loan at June 27, 2008 and June 29, 2007, respectively. Interest payable to Monarch was $0.7 million and $0.6 million at June 27, 2008 and June 29, 2007, respectively.

In September 2007, the lenders under our original $85 million term loan, including Monarch, purchased and assumed the position of GE under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, Monarch received a fee for becoming a revolver lender and receives a pro rata share of interest payments on amounts we borrow under the line of credit. As of June 27, 2008, Monarch had a $5.3 million commitment under our $20 million line of credit. We had no outstanding borrowings under the line of credit at June 27, 2008 and June 29, 2007 and interest payable on the line of credit was immaterial on both dates.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and Monarch received a pro rata portion of that fee. In addition, in August 2008, we paid a fee to all lenders under the credit facility, including affiliates of Monarch, to amend the agreement and obtain certain waivers, which fee was paid-in-kind and will be due on the maturity date of the credit facility.

Monarch is a beneficial holder of interest in the Liquidating Trust and is a member of the Trust Advisory Board. Prior to the Effective Date, Monarch also received a pro rata portion of the backstop fees paid in connection with the Backstop Commitment Agreements.

In addition, Monarch is a party to the Registration Rights Agreement.

Whippoorwill Associates Inc. Whippoorwill Associates Inc. or its affiliates (“Whippoorwill”) own more than 10% of our outstanding common stock. Whippoorwill is a lender under our $85 million term loan. As such, Whippoorwill received a pro rata share of fees paid to the lenders at the closing of the $85 million loan in October 2006. Whippoorwill also receives a pro rata share of interest payments we make for amounts borrowed under the loan. We owed Whippoorwill $4.2 million under the term loan at June 27, 2008 and June 29, 2007. Interest payable to Whippoorwill was immaterial at June 27, 2008 and June 29, 2007.

In September 2007, the lenders under our original $85 million term loan, including Whippoorwill, purchased and assumed the position of GE under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, Whippoorwill received a fee for becoming a revolver lender and receives a pro rata share of interest payments on amounts we borrow under the line of credit. As of June 27, 2008, Whippoorwill had a $2.0 million commitment under our $20 million line of credit. We had no outstanding borrowings under the line of credit at June 27, 2008 and June 29, 2007 and interest payable on the line of credit was immaterial on both dates.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and Whippoorwill received a pro rata portion of that fee. In addition, in August 2008, we paid a fee to all lenders under the credit facility, including affiliates of Whippoorwill, to amend the agreement and obtain certain waivers, which fee was paid-in-kind and will be due on the maturity date of the credit facility.

LC Capital Master Fund LTD. LC Capital Master Fund LTD or its affiliates (“LC Capital”) owns more than 10% of our outstanding common stock. LC Capital became one of our lenders at the execution of the Third Amendment to our term loan agreement in February 2008. As such, LC Capital received a pro rata share of the fee paid to the lenders at the execution of the Third Amendment. LC Capital also receives a pro rata share of interest payments we make for amounts borrowed under the loan. We owed LC Capital $3.6 million at June 27, 2008. Interest payable to LC Capital was $0.1 million on June 27, 2008.

Principal Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 26, 2008, by (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Class
Monarch Alternative Capital LP	3,109,640	(2)	26.8%
Watershed Asset Management L.L.C.	1,505,858	(3)	13.0%
Whippoorwill Associates, Incorporated	1,185,082	(4)	10.2%
Lampe, Conway & Co., LLC	1,262,296	(5)	10.9%
Symphony Asset Management LLC	1,054,395	(6)	9.1%
Morgan Stanley	834,896	(7)	7.2%
Eugene I. Davis, Director	12,500	(8)	*
Robert H. Ewald, Director and CEO	113,802	(9)	*
Anthony Grillo, Director	22,500	(10)	*
Joanne O. Isham, Director	12,500	(11)	*
James A. McDivitt, Director	12,500	(12)	*
Kathy A. Lanterman, Senior Vice President and CFO	22,190	(13)	*
Douglas M. Britt, Senior Vice President of Worldwide Sales	0	(14)	*
David M. Parry, Senior Vice President and Product General Manager	23,775	(15)	*
Barry J. Weinert, Vice President and General Counsel	17,435	(16)	*
All current executive officers and directors as a group (10 persons)	237,202	(17)	2.0%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,606,789 shares outstanding as of September 26, 2008, adjusted as required by rules promulgated by the SEC.

(2)

As reported in Amendment No. 1 to Schedule 13D filed with the SEC on August 29, 2008, Monarch Alternative Capital LP (“MAC”) beneficially owns 3,109,640 common shares of the Company. MAC is a Delaware limited partnership and is the investment advisor to a variety of hedge funds, including Monarch Debt Recovery Master Fund Ltd. (“MDRF”) and Monarch Opportunities Master Fund Ltd. (“MOF”). Michael Weinstock, Andrew Herenstein, Christopher Santana and Josiah Rotenberg (together, the “Controlling Members”) are controlling members of Monarch GP LLC, which is the sole general partner of MDRA GP LP. MDRA GP LP is the sole general partner of MAC. MDRF and MOF own the common stock in their own name, with MDRF owning 2,096,594 shares, MOF owning 661,215 shares, and other funds to which MAC serves as an investment advisor owning 351,831 shares. MAC and the Controlling Members may be deemed to have beneficial ownership over the 3,109,640 shares of common stock collectively owned by MDRA, MOF and the other funds to which MAC acts as an investment advisor by virtue of the authority granted to them by these funds to vote and dispose of the common stock held by the funds. MAC and the Controlling Members disclaim beneficial ownership in the common stock except to the extent of any pecuniary interest therein. The address for MAC, MDRA GP LP, MDRF and MOF is 535 Madison Avenue, 17th Floor, New York, New York 10022.

(3)	As reported in Amendment No. 1 to Schedule 13D filed with the SEC on September 2, 2008 Watershed Asset Management LLC (“Watershed”) may be deemed to be the beneficial owner of 1,505,858 common shares of the Company. Watershed Capital Partners, L.P. (“WCP”) directly owns 259,591 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 869,129 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 1,128,720 shares owned by WCP and WCIP. Watershed, as the investment advisor to WCP, WCIP, and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively with WCP and WCIP, the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 1,505,858 shares owned directly by the Watershed Funds, including the 377,138 shares owned directly by Watershed Offshore. As the Senior Managing Member of each of Watershed and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”), Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 1,505,858 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution. The address for the Watershed Funds, Watershed and the Watershed Management Entities is One Maritime Plaza, Suite 1525, San Francisco, California 94111.

(4)

This information was provided to the Company as of August 18, 2008. Whippoorwill may be deemed to be the beneficial owner of the Company common shares held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. Shelley Greenhaus, David Strumwasser and Steven Gendal have shared dispositive and voting power over the shares and may each be deemed to have beneficial ownership of the Company common shares, deemed to be beneficially owned by Whippoorwill as referenced above. Messrs. Greenhaus, Strumwasser and Gendal disclaim beneficial ownership of the shares owned by each other and disclaim membership in a reporting group. Mr. Greenhaus is the President and a Principal of Whippoorwill. Messrs. Strumwasser and Gendal are Principals of Whippoorwill. The address for Whippoorwill is 11 Martine Avenue, 11th Floor, White Plains, New York 10606.

(5)

As reported in Amendment No. 2 to Schedule 13G filed with the SEC on April 18, 2008, LC Capital Master Fund, Ltd. has shared dispositive and voting power over 1,143,896 common shares of the Company and Steven Lampe and Richard Conway have shared dispositive and voting power over all 1,262,296 shares. Lampe, Conway & Co., LLC and Messrs. Lampe and Conway disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address for Lampe, Conway & Co., Inc. is 680 Fifth Avenue – 12th Floor, New York, New York 10019.

(6)	This information was provided to the Company as of August 26, 2008. Symphony Asset Management LLC (“Symphony”) beneficially owns the Company common shares through various investment funds for which Symphony serves as the general partner or investment adviser and separately managed accounts for which Symphony serves as investment adviser. The address for Symphony is 555 California Street, Suite 2975, San Francisco, California 94104.

(7)	This information was provided to the Company by Morgan Stanley as of August 26, 2008. The securities reported by Morgan Stanley, as a parent holding company, are owned or may be deemed to be beneficially owned by Morgan Stanley & Co. Incorporated or Morgan Stanley Capital Services, Inc., which are wholly-owned subsidiaries of Morgan Stanley. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(8)	Includes outstanding options to purchase 12,500 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(9)	Includes 7,726 shares held directly by Mr. Ewald, outstanding options to purchase 95,452 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008 and 10,624 RSUs which were vested on or vest within 60 days of September 26, 2008 but will not be released until December 31, 2008 according to his Restricted Stock Unit Award Agreement dated April 17, 2007.

(10)	Includes 10,000 shares held directly by Mr. Grillo and outstanding options to purchase 12,500 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(11)	Includes outstanding options to purchase 12,500 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(12)	Includes outstanding options to purchase 12,500 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(13)	Includes 6,811 shares held directly by Ms. Lanterman and outstanding options to purchase 15,379 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(14)	Mr. Britt’s option and RSU grants were not vested on September 26, 2008 and will not vest within 60 days of September 26, 2008.

(15)	Includes 7,297 shares held directly by Mr. Parry and outstanding options to purchase 16,478 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(16)	Includes 5,351 shares held directly by Mr. Weinert and outstanding options to purchase 12,084 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008.

(17)	Includes 37,185 shares held directly by a director or executive officer, outstanding options to purchase 189,393 shares which were exercisable on or which become exercisable within 60 days of September 26, 2008 and 10,624 RSUs which were vested on or vest within 60 days of September 26, 2008 but will not be released until December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Based on the written representations of its directors and executive officers and a review of the copies of such forms filed during the fiscal year ended June 27, 2008, we believe that our executive officers, directors, and ten-percent stockholders complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

In this section of the Proxy Statement, we will describe the material elements of the executive compensation program for the executive officers identified in the Summary Compensation Table and provide an overview of our executive compensation philosophy. In addition, we will analyze how and why our Compensation Committee arrives at specific decisions and policies related to executive compensation programs.

THE ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee oversees our executive compensation program, including all hiring arrangements for new executives. The Compensation Committee operates under a written charter approved by the Board, and only independent directors are eligible to serve on the Compensation Committee. As permitted by its charter, the Compensation Committee has engaged an independent, external advisor to provide consulting services related to matters of executive compensation and director compensation. As reported in the 2007 Proxy Statement, the Compensation Committee retained Frederic W. Cook and Co. as its independent advisor (the “Compensation Consultant”).

THE ROLE OF MANAGEMENT

Management contributes to the decisions of the Compensation Committee by providing information and analysis that supports the fulfillment of Compensation Committee responsibilities. Additionally, management supports the work performed by the Compensation Consultant through internal data, information and perspective, as requested by the Compensation Committee or the Compensation Consultant and from time to time, members of management are invited to attend Compensation Committee meetings.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

A talented, motivated and experienced executive leadership team is essential to the successful achievement of Company strategies and objectives that result in long-term stockholder value. In order to achieve delivery of stockholder value, the Compensation Committee has developed an executive compensation philosophy that is based on these core principles:

•	Executive compensation is aligned with the interests of our stockholders,

•	Executive compensation must be competitive enough to attract and retain executive officers who can achieve our strategic goals and create long-term stockholder value, and

•

Executive performance and delivered results, relative to established goals and measures, provide the basis for a large portion of the executives’ total direct compensation. Thus, executives must be motivated (through compensation rewards that are variable and at-risk) to deliver on performance commitments.

EXECUTIVE COMPENSATION OVERVIEW

The executive compensation approach at SGI focuses on three key components of compensation: base pay, annual cash bonus, and equity awards. While base pay must be competitive, we believe that the incentive opportunities provided through the annual cash bonus and equity awards are key to driving business performance. As such, executives will receive their target bonus opportunity under the Management Incentive Plan only when they collectively deliver target performance with respect to the Company’s defined annual objectives; furthermore, no bonuses will be paid unless the Company’s executives deliver a defined, minimum level of results on defined metrics. Equity awards generally only provide value to the executive when our stock price increases in value, thus providing an incentive to achieve strong business performance and increase share value.

In addition to the compensation elements previously discussed, our executive officers are eligible to participate in Company health, welfare benefit, and 401(k) programs on the same basis as other employees.

Determining Executive Compensation for Fiscal Year 2008

The Compensation Committee determines appropriate compensation levels for our executives through a review of market compensation data, with the assistance of our Compensation Consultant, and a performance assessment of each executive officer. The Compensation Committee reviewed and discussed its proposed compensation actions for our CEO in executive session with the other independent directors before approving his compensation.

Market data review. The Compensation Consultant provided compensation market data to the Compensation Committee for each executive officer position. In addition to gathering data specific to the peer group firms (detailed below), executive pay data from the Radford Executive Benchmark Survey of high technology companies was considered. The market data provides only a reference point for the Compensation Committee. The actual placement of an executive officer’s compensation within the respective market range is a result of the Compensation Committee’s assessment of the Company and individual performance factors we describe below.

Our market-comparative peer group. In selecting the companies for inclusion in the peer group, the Compensation Committee considered the following factors: net revenues, operating margins, operating cash flow, number of employees and market capitalization, whether the company competes against us for executive talent, and geographic scope of the company. The peer group used for fiscal year 2008 compensation purposes is shown below:

Benchmark Firms

Adaptec, Inc	Intermec, Inc.
Avid Technology, Inc.	Komag Incorporated
Cray Inc.	Novatel Wireless, Inc.
Electronics for Imaging, Inc.	Palm, Inc.
Emulex Corporation	Quantum Corporation
Hutchinson Technology Incorporated	Rackable Systems, Inc.
Hypercom Corporation	STEC, Inc.
Imation Corp.	Synaptics Incorporated

The Compensation Committee believes that the peer group as a whole provides a valid reference point for the range of competitive pay for our executives. With the assistance of the Compensation Consultant, the Compensation Committee will regularly review the composition of the peer group and may make modifications dependent on significant changes to the key factors that initially determined inclusion in the peer group.

Performance assessment. Early in each fiscal year, the Board approves key performance measures for the Company. For fiscal year 2008, the Board identified three critical performance measures: bookings, pro forma revenue attainment, and pro forma operating income. While the Board has the discretion to factor in results on personal objectives, leadership, and business progress, the three measures discussed previously were the major determinant of the executive officers’ cash awards. When assessing the CEO’s performance, the Board primarily considered the Company’s results related to bookings, pro forma revenue and pro forma operating income targets; however, the Board also factored in Mr. Ewald’s progress in building an effective leadership team and building customer confidence in the Company’s products and business strategy.

We base our bonus calculations on certain pro forma financial metrics, including pro forma revenue, pro forma operating results and pro forma Earnings Before Interest, Taxes, Depreciation, Amortization & Restructuring (“EBITDAR”). We use these pro forma financial metrics which are derived by adjusting GAAP financial measures to remove the effect of certain charges including: one-time items, such as restructurings and acquisitions; accounting standards, such as revenue recognition and fresh-start accounting; and other factors. We believe this creates compensation metrics that more accurately reflect Company performance for purposes of determining these potential bonuses.

Base salaries for Named Executive Officers. Our CEO, Chief Financial Officer (CFO) and the next three most highly compensated executives during fiscal year 2008 are referred to as the “Named Executive Officers.” The base salaries of our Named Executive Officers are determined primarily by the following factors: competitive market data, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance. The Compensation Committee recognizes it is necessary to provide a competitive level of base salary but believes base salary is of smaller importance relative to compensation opportunities available through bonus and equity programs.

During fiscal year 2008, the following Named Executive Officers received salary adjustments. Mr. Ewald did not receive a salary adjustment, and Mr. Britt was hired during fiscal year 2008. All salary actions were effective as of December 3, 2007.

Executive Name	Prior Salary ($)	New Salary ($)
Kathy Lanterman	$310,000	$340,000
David Parry	350,000	370,000
Barry Weinert	250,000	285,000

2008 equity awards and bonuses for Named Executive Officers. The Compensation Committee authorized the following equity awards and discretionary cash bonuses for our Named Executive Officers with respect to fiscal year 2008. The equity awards were granted on December 6, 2007, except for Mr. Britt, whose award was granted on December 17, 2007 in association with his hire.

The equity award value of fiscal year 2008 grants to the executives was determined by the Compensation Committee after considering market competitive practices, as provided by the Compensation Consultant. In addition, the Committee also considered share availability under the Company’s Management Incentive Plan. The Committee believes it is critical that the Company’s executives have a strong alignment to stockholders through equity, as the future value of such awards is determined by the Company’s stock price performance. The equity value awarded to the Named Executive Officers on December 6, 2007 was split between stock options and restricted stock units at an approximate ratio of 50/50. The Compensation Committee determined that it was important to use some element of restricted stock units as a means of retaining talent and ensuring leadership continuity as the Company implemented its three-year turnaround plan. Mr. Ewald did not receive an equity award during fiscal year 2008 as the Compensation Committee awarded him a large equity stake at the time of his hire.

Discretionary cash awards were paid to executives in October 2008 for fiscal year 2008 contributions; these awards were paid in lieu of bonuses under the Company’s Annual Variable Incentive Plan (AVIP). There were no bonuses generated under the AVIP, as not all performance metrics were achieved. In order to provide conservative recognition to the executives for progress made in fiscal year 2008, particularly related to a 25% year-over-year increase in sales bookings, the Compensation Committee authorized the discretionary bonus payments reported below to the Named Executive Officers. To provide perspective, the annual target cash bonus amount is also provided in the table below. The discretionary cash bonuses reflected approximately 25% of Named Executive Officers’ annual bonus target. Mr. Britt’s cash bonus was guaranteed as a condition of his hire.

Executive	Target Annual Cash Bonus ($)	Cash Bonus ($)	Equity Award Value ($)	Total FY2008 Incentive Award Value ($)
Robert Ewald	$600,000	$150,000	$0	$150,000
Kathy Lanterman	204,000	56,500	128,895	185,395
Douglas Britt	258,462	258,462	1,020,540	1,279,002
David Parry	222,000	56,500	128,895	185,395
Barry Weinert	142,500	35,000	103,116	138,116

The dollar amounts shown in the column “Equity Award Value” represent the grant date fair value of the non-qualified stock options and/or restricted stock units that the Named Executive Officer was awarded in fiscal year 2008. These numbers will not match the numbers shown in the Summary Compensation Table in the columns “Stock Awards” and “Option Awards.” The numbers shown in the Summary Compensation Table represent the compensation expense recognized by the Company in fiscal year 2008 for all outstanding restricted stock and option awards (including those granted in previous years). You can find more information on the grant date fair value of these awards and how they are calculated in the Grants of Plan-Based Awards in Fiscal Year 2008 table, and related footnotes.

FAS 123(R): Accounting rules for valuing equity awards. Accounting rules govern how to value stock and option awards as of the date of grant, and when those awards are to be recognized as compensation expense. Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, or “FAS 123(R)”, we calculate the full grant date value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer may never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive.

FAS 123(R) also dictates that companies recognize the compensation cost of a stock or option award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

In the Summary Compensation Table, the dollar amounts shown in the “Stock Awards” and “Option Awards” columns represent the compensation expense recognized by the Company in fiscal year 2008 for awards made during and before fiscal year 2009. These numbers do not necessarily represent the value received by the executive officer during fiscal year 2008, or the value of new grants made during fiscal year 2008. For the full grant date fair value of stock and option awards made in fiscal year 2008, see the Grants of Plan-Based Awards in Fiscal Year 2008 table. For the value realized during fiscal year 2008 by our Named Executive Officers from the exercise of stock options and the vesting of restricted stock, see the Option Exercises and Vested Stock in Fiscal Year 2008 table.

PLANNED CHANGES TO FISCAL YEAR 2009 COMPENSATION PROGRAMS

Continued emphasis on performance. The Compensation Committee is committed to evaluating performance and applying those performance results to the determination of executive compensation. While the Compensation Committee has discretion in determining executive compensation, its primary focus will be on executive accountability in delivering the fiscal year 2009 corporate objectives related to pro forma revenue, bookings, and pro forma EBITDAR. The Compensation Committee will assess the CEO’s performance at the end of the fiscal year relative to achievement of corporate objectives and his leadership on other key initiatives, as defined by the Board. Additionally, the Compensation Committee will consider the CEO’s assessment of other Named Executive Officers’ performance when determining compensation rewards for such executives.

Fiscal Year 2009 Bonus Plan. The fiscal year 2009 bonus plan was modified to create a stronger link between performance and bonus pool funding. Additionally, the revised program will limit executive bonuses to 125% of annual bonus target (versus 150% of target under the fiscal year 2008 program). The bonus plan has three corporate performance metrics: pro forma revenue, bookings and pro forma EBITDAR. Each of these metrics has a required threshold level of performance before any bonus pool is generated from each respective metric.

At the end of the fiscal year, the Compensation Committee will assess corporate performance results (relative to the pre-defined metric target performance levels) to determine the size of the bonus pool available for distribution to the executives. The design of the bonus plan provides for each metric to fund (or not fund) the bonus pool in isolation of the other metric(s). Each metric has a pool funding maximum, where no additional pool funding will be provided for performance exceeding the maximum performance level indicated by the bonus plan.

The CEO’s bonus award for fiscal year 2009 will be determined by Company achievement related to the three metrics discussed previously. The bonus pool available for executive officers (based upon pool funding described previously) will be distributed to executive officers by the CEO based on his assessment of their performance relative to annual objectives and demonstrated leadership behaviors. The bonus recommendations will be reviewed and approved by the Compensation Committee.

Base salaries will stay flat. The Compensation Committee expects to make no changes to the base salaries of the executive officers during fiscal year 2009. The Company hired several new executives during fiscal year 2008 and in early fiscal year 2009 at market-competitive levels that require no subsequent change to base salary. Additionally, an assessment of salary market data indicates that the base pay of our executive officers is in line with competitive practice. Furthermore, the Compensation Committee desires to have the executive officers focused on the variable elements of their pay (bonus and equity), which while creating greater risk to the executive, retains focus on Company performance and results and better aligns with stockholders interests.

Regulatory Issues

Under Section 162(m) of the Internal Revenue Code, the Company generally receives an annual federal income tax deduction for compensation paid to the CEO, CFO and the three other most highly paid executive officers only if the compensation is less than $1 million or is performance-based. The awards granted under the Management Incentive Plan qualify as performance-based compensation and thus are fully deductible for the Company. The Compensation Committee intends to continue seeking a tax deduction for all executive compensation to the extent it is in the best interests of the Company and the stockholders.

Summary Compensation Table

The following table shows the compensation information for our CEO, CFO and the next three most highly compensated executive officers during the fiscal year ended June 27, 2008. We refer to all of these officers as the “Named Executive Officers.” Only Mr. Ewald has an employment contract with the Company.

Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert Ewald Chief Executive Officer	2008	$600,000	$150,000	$2,501,330	$1,202,795	$0	$112,022	$4,566,147
	2007	138,462	0	67,916	142,553	138,462	9,330	496,723

Kathy Lanterman Senior Vice President, Chief Financial Officer	2008	333,269	56,500	71,993	67,870	0	1,995	531,627
	2007	310,000	150,250	40,478	46,577	166,305	2,086	715,696

Douglas Britt, Senior Vice President, Worldwide Sales	2008	258,462	258,462	43,073	78,491	0	2,396	640,884

David Parry, Senior Vice President and Product General Manager	2008	368,269	56,500	76,528	72,164	0	2,367	575,828
	2007	350,000	0	43,370	60,159	360,652	1,771	815,952

Barry Weinert, Vice President and General Counsel	2008	270,192	35,000	56,686	53,436	0	2,181	417,495
	2007	250,000	30,250	31,804	38,754	99,377	2,236	452,421

(1)	The salary amounts indicated reflect actual earned salary during fiscal year 2008. Mr. Britt’s annualized salary is $400,000; the amount indicated reflects salary paid to him between his hire date of November 7, 2007 and June 27, 2008.

(2)	Amounts in this column represent cash bonuses awarded to the executive officers from a discretionary bonus pool authorized by the Compensation Committee. No payments were made under the FY08 Annual Variable Incentive Plan because not all of the plan goals were achieved. The Board authorized payments of bonuses to participating employees, including, among others, executive officers and vice presidents. The award amounts were determined at the discretion of the CEO, except that the award to Mr. Ewald was determined by the Compensation Committee and approved by the independent directors and the award to Mr. Britt was negotiated as a guaranteed bonus upon his joining the Company. These awards will be paid in October 2008 for service in fiscal year 2008. See the Compensation Discussion and Analysis section under 2008 total incentive awards for Named Executive Officers for further discussion regarding these bonuses.

(3)	Amounts in this column represent the FAS 123(R) compensation expense recognized for fiscal year 2008 on outstanding restricted stock units (RSUs) for each of the Named Executive Officers. The compensation expense is determined to be the fair market value of the shares underlying the RSUs on the date of grant, distributed over the vesting period for all outstanding RSUs awarded during fiscal year 2008 and those awarded in prior years. The grant date fair value of RSU awards granted during fiscal year 2008 is reported in the Grants of Plan-Based Awards in Fiscal Year 2008 table.

(4)

Amounts in this column represent the FAS 123(R) compensation expense recognized for fiscal year 2008 on outstanding stock options for each of the Named Executive Officers. The fair value of each option is estimated on the date of grant using the Black-Scholes-Merton closed-form option valuation model that uses the following assumptions: an expected life of 4.61years for each option; dividend yield of 0%; expected stock price volatility of 37.19% and a risk-free rate of return of 3.39%. The expected life has been calculated for all outstanding grants using the “simplified” approach as described in SEC Staff Accounting Bulletins SAB No. 107 and SAB No. 110. We selected the simplified approach because we grant “plain vanilla” options as defined in SAB No. 110 and we have insufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time our new common stock has been publicly traded. For purposes of performing our valuation, we combine employees and directors into one group. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

(5)	See footnote 2 above.

(6)	The amounts for Mr. Ewald include relocation expenses paid by the Company of $64,886 with a related tax gross-up of $31,410, the cost associated with group term life insurance, 401(k) matching contributions and personal travel expenses paid by the Company. The amounts indicated for Ms. Lanterman and Messrs. Weinert and Britt include costs associated with group term life insurance and 401(k) matching contributions. The amount for Mr. Parry includes costs associated with group term life insurance, disability insurance and 401(k) matching contributions.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table shows equity awards granted under the Management Incentive Plan and estimated future payouts under our FY08 Annual Variable Incentive Plan to the Named Executive Officers.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards (# of Shares of Stock or Units)(2) (#)	All Other Option Awards (# of Securities Underlying Options)(3) (#)	Exercise or Base Price of Option Awards ($/Share)(4) ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Ewald (6)	—	$0	$600,000	$900,000	—	—	—	—

Kathy Lanterman	12/06/2007	0	204,000	306,000		9,375	$17.99	$61,451
	12/06/2007				3,750			67,444

Douglas Britt (7)	12/17/2007	258,462	258,462	258,462		100,000	18.08	658,940
	12/17/2007				20,000			361,600

David Parry	12/06/2007	0	222,000	333,000		9,375	17.99	61,451
	12/06/2007				3,750			67,444

Barry Weinert	12/06/2007	0	142,500	213,750		7,500	17.99	49,161
	12/06/2007				3,000			53,955

(1)	Amounts in this column represent possible payouts under the FY08 Annual Variable Incentive Plan. No payments were made under the FY08 Annual Variable Incentive Plan because not all of the plan goals were achieved. The Board authorized payments of bonuses to participating employees, including, among others, executive officers and vice presidents under a discretionary bonus pool. Please see the Summary Compensation Table for the amount of each discretionary bonus made to a Named Executive Officer.

(2)	Amounts in this column represent the number of RSUs granted in fiscal year 2008 that are subject to time-based vesting. These awards are scheduled to vest over four years at the rate of 25% on the first year anniversary of the award and 6.25% thereafter on each subsequent quarterly anniversary date.

(3)	Amounts in this column represent the number of non-qualified stock options granted in fiscal year 2008 that are subject to time-based vesting. These awards are scheduled to vest over four years at the rate of 25% on the first year anniversary of the award and 6.25% thereafter on each subsequent quarterly anniversary date.

(4)	Amounts in this column represent the exercise price, which is equal to the market-average price (average of the high and low price) of Company common stock on the date of grant.

(5)	Amounts in this column represent the fair value of stock options and restricted stock awards granted during fiscal year 2008 and represent the full FAS 123R valuation for these awards as of the date of grant. See the Summary Compensation Table at footnote 4 for the Company’s methodology for expensing options under the Black-Scholes-Merton model.

(6)	Under the terms of his Employment Agreement, Mr. Ewald did not receive equity grants in fiscal year 2008 as grants were awarded to him at the time of his hire in April 2007.

(7)	Mr. Britt was guaranteed a pro-rated bonus for fiscal year 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table shows outstanding stock options and RSUs held by the Named Executive Officers as of June 27, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(5)
Robert Ewald	70,333	170,809	170,809	$30.26	04/15/2014	32,837	(2)	$187,171

Kathy Lanterman	13,182	21,970	21,970	18.03	11/30/2013	5,887	(4)	33,556
	—	9,375	9,375	17.99	12/05/2014	3,750	(3)	21,375

Douglas Britt	—	100,000	100,000	18.08	12/16/2014	20,000	(4)	114,000

David Parry	14,124	23,539	23,539	18.03	11/30/2013	6,308	(4)	35,956
	—	9,375	9,375	17.99	12/05/2014	3,750	(3)	21,375

Barry Weinert	10,357	17,262	17,262	18.03	11/30/2013	4,626	(4)	26,368
	—	7,500	7,500	17.99	12/05/2014	3,000	(3)	17,100

(1)	These amounts reflect the number of stock options subject to time-based vesting. All of these stock option awards have a seven-year term and a four-year vesting schedule. Vesting dates vary, dependent upon grant date; however, the vesting schedule is the same for all option grants.

(2)	Mr. Ewald’s RSU award was granted to him as a condition of his hire. The time-vested award has a monthly vesting schedule, vesting in equal installments over 48 months.

(3)	These amounts reflect the number of RSUs subject to time-based vesting. These awards, granted in fiscal year 2007, have a three-year vesting schedule. RSU’s vest at the rate of 33% on the first year anniversary of the award and thereafter at the rate of 8.38% on each subsequent quarterly anniversary date.

(4)	The awards granted in fiscal year 2008 are scheduled to vest over four years at the rate of 25% on the first year anniversary of the award and thereafter at the rate of 6.25% on each subsequent quarterly anniversary date.

(5)	The market value of RSU awards is based on a market closing price on the NASDAQ of $5.70 on June 27, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table contains all stock option exercises and vesting events of RSUs for the Named Executive Officers during fiscal year 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Ewald (2)	11,589	$193,531
Kathy Lanterman (3)	5,830	89,032
Douglas Britt (4)	0	0
David Parry (5)	6,246	95,385
Barry Weinert (6)	4,580	69,946

(1)	The value assigned to the vested shares is determined by the Fair Market Value (FMV) of the Company’s common stock on date of vest, as calculated by the average of the high and low price on the respective vest date. The FMV of Company common stock on vesting dates was as follows:

Date	Fair Market Value ($)
12/01/07	$16.9850
12/31/07	18.1150
03/01/08	15.8650
06/01/08	7.9300

(2)	Mr. Ewald’s RSUs vest monthly with vested shares released on December 31 of each year according to his Restricted Stock Unit Award Agreement (“Award Agreement”) dated April 17, 2007. A total of 11,589 shares vested during fiscal year 2008 having a value of $193,531. However, only 5,794 shares were released to him on December 31, 2007 per his Award Agreement. The released shares reflected vesting that occurred from July through December 2007; the remaining 5,795 shares that vested from January 2008 through June 2008 will be released to Mr. Ewald on December 31, 2008. The following describes the treatment of the 5,794 shares released to Mr. Ewald on December 31 2007:

Date	Shares Vested	Shares Withheld to Cover Taxes	Net Shares Delivered
12/31/07	5,794	2,072	3,722

(3)	Ms. Lanterman’s RSUs vested on the following dates with the respective number of shares released:

Date	Shares Vested	Shares Withheld to Cover Taxes	Net Shares Delivered
12/01/07	3,867	1,383	2,484
03/01/08	981	420	561
06/01/08	982	352	630

(4)	Mr. Britt had no stock awards vest during fiscal year 2008.

(5)	Mr. Parry’s RSUs vested on the following dates with the respective number of shares released:

Date	Shares Vested	Shares Withheld to Cover Taxes	Net Shares Delivered
12/01/07	4,143	1,482	2,661
03/01/08	1,051	450	601
06/01/08	1,052	377	675

(6)	Mr. Weinert’s RSUs vested on the following dates with the respective number of shares released:

Date	Shares Vested	Shares Withheld to Cover Taxes	Net Shares Delivered
12/01/07	3,038	1,087	1,951
03/01/08	771	330	441
06/01/08	771	276	495

Pension Benefits

None of our Named Executive Officers participate in qualified or nonqualified defined benefit plans. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if the Compensation Committee determines that doing so is in the Company’s best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if the Compensation Committee determines that doing so is in the Company’s best interests.

Potential Payments Upon Termination or Change in Control

The tables below describe the potential termination payments for the Named Executive Officers under various separation of employment scenarios as if they occurred on June 27, 2008. Descriptions of these plans and policies are contained in the Compensation Discussion and Analysis and other sections of this Proxy Statement. As noted earlier, the Company does not have employment agreements with any of the Named Executive Officers, except for the Mr. Ewald.

In addition to the amounts disclosed in these tables, the Named Executive Officer would also receive any restricted stock that vested on or before his or her termination date. Additionally, the Named Executive Officer would be able to exercise any vested stock options for a period of 90 days, post termination. For more information regarding such equity awards, please see the Outstanding Equity Awards at Fiscal Year-End 2008 table.

Robert Ewald. The following table describes the potential termination payments for Mr. Ewald for various termination of employment scenarios, assuming separation of employment on June 27, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards at Fiscal Year-End 2008 table.

	Involuntary Not for Cause Termination ($)	Involuntary or Good Reason Termination following a Change in Control ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Severance benefit (1)	$600,000	$600,000	$600,000	$600,000
Payment of annual cash bonus award (2)	0	0	0	0
Accelerated vesting of stock options (3)	0	0	0	0
Accelerated vesting of restricted stock units (4)	0	187,171	187,171	187,171
Continued participation in health and welfare benefits (5)	19,205	19,205	19,205	19,205
Payout of life insurance benefits (6)	0	0	0	1,800,000
Present value of disability benefits (7)	0	0	790,926	0
Total	619,205	806,376	1,597,302	2,606,376

Kathy Lanterman. The following table describes the potential termination payments for Ms. Lanterman for various termination of employment scenarios, assuming separation of employment on June 27, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards at Fiscal Year-End 2008 table.

	Involuntary Not for Cause Termination ($)	Involuntary or Good Reason Termination following a Change in Control ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Severance benefit (1)	$255,000	$680,000	$0	$0
Payment of annual cash bonus award (2)	0	204,000	0	0
Accelerated vesting of stock options (3)	0	0	0	0
Accelerated vesting of restricted stock units (4)	0	54,931	54,931	54,931
Continued participation in health and welfare benefits (5)	9,546	25,457	0	0
Payout of life insurance benefits (6)	0	0	0	1,520,000
Present value of disability benefits (7)	0	0	1,447,080	0
Total	264,546	964,388	1,502,011	1,574,931

Douglas Britt. The following table describes the potential termination payments for Mr. Britt for various termination of employment scenarios, assuming separation of employment on June 27, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards at Fiscal Year-End 2008 table

	Involuntary Not for Cause Termination ($)	Involuntary or Good Reason Termination following a Change in Control ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Severance benefit (1)	$300,000	$800,000	$0	$0
Payment of annual cash bonus award (2)	0	400,000	0	0
Accelerated vesting of stock options (3)	0	0	0	0
Accelerated vesting of restricted stock units (4)	0	114,000	114,000	114,000
Continued participation in health and welfare benefits (5)	0	0	0	0
Payout of life insurance benefits (6)	0	0	0	1,200,000
Present value of disability benefits (7)	0	0	1,570,025	0
Total	300,000	1,314,000	1,684,025	1,314,000

David Parry. The following table describes the potential termination payments for Mr. Parry for various termination of employment scenarios, assuming separation of employment on June 27, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards at Fiscal Year-End 2008 table.

	Involuntary Not for Cause Termination ($)	Involuntary or Good Reason Termination following a Change in Control ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Severance benefit (1)	$277,500	$740,000	$0	$0
Payment of annual cash bonus award (2)	0	222,000	0	0
Accelerated vesting of stock options (3)	0	0	0	0
Accelerated vesting of restricted stock units (4)	0	57,331	57,331	57,331
Continued participation in health and welfare benefits (5)	14,404	38,409	0	0
Payout of life insurance benefits (6)	0	0	0	1,260,000
Present value of disability benefits (7)	0	0	1,546,163	0
Total	291,904	1,057,740	1,603,494	1,317,331

Barry Weinert. The following table describes the potential termination payments for Mr. Weinert for various termination of employment scenarios, assuming separation of employment on June 27, 2008. These amounts are in addition to the payout of vested stock options and restricted stock awards listed in the Outstanding Equity Awards at Fiscal Year-End 2008 table.

	Involuntary Not for Cause Termination ($)	Involuntary or Good Reason Termination following a Change in Control ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Severance benefit (1)	$213,750	$570,000	$0	$0
Payment of annual cash bonus award (2)	0	142,500	0	0
Accelerated vesting of stock options (3)	0	0	0	0
Accelerated vesting of restricted stock units (4)	0	43,468	43,468	43,468
Continued participation in health and welfare benefits (5)	13,864	36,970	0	0
Payout of life insurance benefits (6)	0	0	0	965,000
Present value of disability benefits (7)	0	0	1,135,952	0
Total	227,614	792,938	1,179,420	1,008,468

(1)	Severance arrangements provide Mr. Ewald with 12 months of base salary in the event of a not-for-cause termination of employment. All other executives would be eligible to receive 75% of their annualized salary in the event of a not-for-cause termination of employment. Amounts reflect change-in-control payments available to Mr. Ewald on June 27, 2008. On September 8, 2008, the Company entered into an amendment to Mr. Ewald’s Employment Agreement to provide Mr. Ewald with 24 months of salary in event of a change-in-control. This modification aligns his benefits with those provided to the Named Executive Officers.

(2)	In the event of a change-in-control, the Named Executive Officers will receive a pro-rated bonus based on the annual target bonus and the number of months employed within the fiscal (performance) year. On September 8, 2008, the Company entered into an amendment to Mr. Ewald’s Employment Agreement to provide Mr. Ewald with a pro-rated bonus in event of a change-in-control. This modification aligns his benefits with those provided to the Named Executive Officers. No bonus will be paid for any other termination event to either Mr. Ewald or the Named Executive Officers.

(3)	Amounts reflect the difference between the option grant exercise price less the closing price of Company common stock on June 27, 2008, which was $5.70, multiplied by the number of unvested shares underlying the stock options that accelerate as a result of change in control, death or disability. Because the exercise price of all Named Executive Officers’ stock options were above the market close price (of June 27, 2008), there is no value to these outstanding options at fiscal year end.

(4)	Amounts represent the number of outstanding, non-vested restricted stock units (on which vesting would be accelerated) multiplied by the $5.70 closing price of Company common stock on June 27, 2008.

(5)	Amounts represent cost of Company funding of COBRA payments for certain medical, vision, and/or dental insurance benefits that the Named Executive Officer was enrolled in as of June 27, 2008. The Company provided all Named Executive Officers with 24 months of COBRA benefits in event of a change in control, except for Mr. Ewald who was provided 12 months of benefit coverage. On September 8, 2008, The Company entered into an amendment to Mr. Ewald’s Employment Agreement to provide coverage for 24 months, which aligns this benefit with that received by other Named Executive Officers. Mr. Britt was not enrolled in our medical, vision or dental insurance plans.

(6)	The life insurance benefits reflect our standard coverage of 100% of salary and supplemental life insurance coverage available through the Company’s group plan and elected by the Named Executive Officer.

(7)	In the event of disability, the executive would be eligible to receive disability income as long as they remained disabled until reaching age 65. The amount shown indicates the present value of potential future disability payments that would be received between June 27, 2008 and the executive reaching age 65, using a 11% discount rate.

Director Compensation

The compensation we provide to non-employee directors is designed to be competitive with our peer group, link rewards to business results and stockholder return and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executives are not paid additional compensation for their services as directors.

Director Compensation in Fiscal Year 2008

In fiscal 2008, the non-employee Chairman of the Board received an annual retainer of $40,000 and all other non-employee directors received an annual retainer of $25,000 paid quarterly. Each non-employee director also received a quarterly meeting fee of $2,000 for meetings attended. Directors receive additional retainers for serving on Board committees. The annual retainer for the Chairman of the Audit Committee was $25,000 and the annual retainer for all other members of the Audit Committee was $10,000. The annual retainer for the Chairman of the Compensation Committee was $16,000 and the annual retainer for all other members of the Compensation Committee was $6,000. The annual retainer for the Chairman of the Governance Committee was $9,000 and the annual retainer for all other members of the Governance Committee was $4,000. The annual retainer for the Chairman of the Special Committee, which reviews capital funding and financing opportunities, was $45,000 and the annual retainer for all other members of the Special Committee was $30,000. Our policy provided that each committee member received $1,000 for each meeting in excess of twelve for the Board meetings, ten for the Audit Committee, eight for the Compensation Committee and four for the Governance Committee, however, no fees were paid under this provision in fiscal year 2008. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend Board and committee meetings. All retainer and fee payments are made in arrears.

In addition to the cash compensation, we issued each non-employee director an option to purchase 12,500 shares of our common stock upon election to the Board and we annually issue each non-employee director an option to purchase shares of our common stock and restricted stock units. All stock options and restricted stock units for non-employee directors cliff vest 100% on the one year anniversary of the grant date.

During fiscal 2008, Mr. James McDivitt also served on the Board of Silicon Graphics Federal, Inc., our federal government sales subsidiary, and received $9,000 in director fees.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)(5)	Total ($)
Eugene I. Davis	$86,500	$13,311	$33,841	$133,652
Anthony Grillo	74,000	13,311	33,841	121,152
Joanne O. Isham	58,000	13,311	86,378	157,689
Kevin D. Katari	52,000	13,311	33,841	99,152
James A. McDivitt	64,000	13,311	33,841	111,152
Chun Won Yi	42,000	13,311	33,841	89,152

(1)	Amounts in this column include a retainer payment for six months of service (50% of the annual retainer amount) on the Special Committee in fiscal year 2008.

(2)	Amounts in this column represent the FAS 123(R) compensation expense recognized for fiscal year 2008 on outstanding RSUs for each of the directors. The compensation expense is determined to be the fair market value of the shares underlying the RSUs on the date of grant, distributed over the vesting period for all outstanding RSUs awarded during fiscal year 2008 and those awarded in prior years. In fiscal year 2008, all non-employee directors received a grant of RSUs on December 6, 2007 with a total grant date fair value of $25,701. The fair market value on the grant date was $17.9851 which was the price used to determine the intrinsic or fair value of the units.

(3)	Amounts in this column represent the fair value of stock options granted during fiscal year 2008 and represent the full FAS 123R compensation expense recognized for these awards as of the date of grant. Please see the Summary Compensation Chart at footnote 4 for the Company’s methodology for expensing options under the Black-Scholes-Merton model. The grant date fair value of each option is calculated using the Black-Scholes model. In fiscal year 2008, all non-employee directors received a grant of stock options on December 6, 2007 with an exercise price of $17.9851 and a total grant date fair value of $18,424. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 3.0 years, a volatility rate of 37.19 percent and a risk-free interest rate of 3.03%.

(4)	Ms. Isham received an initial director grant of 12,500 options on February 15, 2007, with a total grant date fair value of $111,626. This was higher than the total grant date fair value of $76,157 for each of the initial option grants for the other directors received on December 1, 2006. In addition a larger portion of the expense associated with Ms. Isham’s option grant was booked in fiscal year 2008.

(5)	As of June 27, 2008, each director had 1,429 RSU awards and 16,071 option awards. Each director received a grant of 12,500 options upon joining the Board which vested 100% on the one year anniversary date of the grant. On December 6, 2007, each director received a grant of 1,429 RSUs and 3,571 options and each vested 100% on the one year anniversary date of the grant. The option and RSU grants made to Messrs. Katari and Yi on December 6, 2007 expired because they resigned from the Board before the vesting date. Each had 12,500 options which had vested before their resignations.

Director Compensation in Fiscal Year 2009

Beginning October 1, 2008, the Chairman of the Board will receive an annual retainer of $50,000 and each other non-employee director will receive an annual retainer of $25,000 paid quarterly. Each non-employee director will also receive a quarterly meeting fee of $2,000 for meetings attended. Directors will receive additional retainers for serving on Board committees. The annual retainer for the

Chairman of the Audit Committee will be $25,000 and the annual retainer for all other members of the Audit Committee will be $12,000. The annual retainer for the Chairman of the Compensation Committee will be $16,000 and the annual retainer for all other members of the Compensation Committee will be $8,000. The annual retainer for the Chairman of the Governance Committee will be $10,000 and the annual retainer for all other members of the Governance Committee will be $5,000. The annual retainer for the Chairman of the Special Committee will be $45,000 and the annual retainer for all other members of the Special Committee will be $30,000. Our directors will continue to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend Board and committee meetings. All retainer and fee payments will be made in arrears.

Directions to the Annual Meeting of Stockholders

The Annual Meeting will be held on November 13, 2008 at 8:00 a.m., Pacific Time, at the offices of Cooley Godward Kronish LLP at 3175 Hanover Street, Palo Alto, California.

Driving Directions to the Annual Meeting

From San Francisco

•	Take US-101 South to Embarcadero/Oregon Expressway.

•	Take Oregon Expressway west for about two miles to the intersection of El Camino Real and Oregon Expressway. (Oregon Expressway becomes Page Mill Road at the El Camino Real intersection.)

•	Continue west on Page Mill Road approximately 0.5 miles.

•	Turn left on Hanover Street.

•	3175 is on the left side of Hanover Street, just as the road bends to the right (approximately 0.3 miles from Page Mill Road).

•	Enter the driveway and park to the right of the building near the main reception area.

OR

•	Take I-280 South to Page Mill Road.

•	At the bottom of the exit ramp, turn left onto Page Mill Road.

•	Drive east about 2.3 miles to Hanover Street and turn right.

•	3175 is on the left side of Hanover Street, just as the road bends to the right (approximately 0.3 miles from Page Mill Road).

•	Enter the driveway and park to the right of the building near the main reception area.

From San Jose

•	Take US-101 North to Embarcadero Road/Oregon Expressway.

•	Take Oregon Expressway west for about two miles to the intersection of El Camino Real and Oregon Expressway. (Oregon Expressway becomes Page Mill Road at the El Camino Real intersection.)

•	Continue west on Page Mill Road approximately 0.5 miles.

•	Turn left on Hanover Street (the third traffic light).

•	3175 is on the left side of Hanover Street, just as the road bends to the right (approximately 0.3 miles from Page Mill Road).

•	Enter the driveway and park to the right of the building near the main reception area.

OR

•	Take I-280 North to Page Mill Road.

•	At the bottom of the exit ramp, turn right onto Page Mill Road.

•	Drive east about 2.3 miles to Hanover Street and turn right.

•	3175 is on the left side of Hanover Street, just as the road bends to the right (approximately 0.3 miles from Page Mill Road).

•	Enter the driveway and park to the right of the building near the main reception area.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Barry J. Weinert

Barry J. Weinert

Vice President, General Counsel

and Corporate Secretary

October 17, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 27, 2008, is available without charge upon written request to Corporate Secretary, Silicon Graphics, Inc., 1140 East Arques Avenue, Sunnyvale, California, 94085.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 17, 2008, and hereby appoints Kathy A. Lanterman and Barry J. Weinert, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on November 13, 2008, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California and any adjournment(s) thereof and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors set forth below and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.	ELECTION OF DIRECTORS Nominee for Class II Director: Anthony Grillo Nominee for Class II Director: Joanne O. Isham

	FOR	WITHHELD
	☐	☐	☐
For all nominees except as noted above

In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

Signature:	Date:

Signature:	Date:

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

☐ MARK HERE FOR ADDRESS CHANGE, AND NOTE BELOW